Exhibit 15

Deloitte

Galaz, Yamazaki,

Ruiz Urquiza, S.C.

Paseo de la Reforma 505

Colonia Cuauhtemoc

06500 Ciudad de Mexico

Mexico

Tel; +52 (55) 5080 6000

www.delotitte.com/mx

Southern Copper Corporation

1440 East Missouri Avenue

Suite 160 Phoenix, AZ 85014

Dear Sirs:

We have reviewed, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the unaudited interim financial information of Southern Copper Corporation and subsidiaries for the three-month periods ended March 31, 2017 and 2016, and have issued our report dated May 8, 2017. As indicated in such reports, because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which were included in your Quarterly Report on Form 10-Q for the quarter ended March 31, 2017 are being incorporated by reference in this Post-Effective Amendment No.2 to Registration Statement on Form S-8 (Registration No. 333-150982) under the Securities Act of 1933, as amended.

We are also aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, as amended, are not considered a part of the registration statement or certified by us or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

Galaz, Yamazaki, Ruiz Urquiza, S.C.
Member of Deloitte Touche Tohmatsu Limited

/s/ Miguel Angel Andrade Leven

C.P.C. Miguel Angel Andrade Leven
Mexico City, Mexico

May 19, 2017